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                                                                    Exhibit 99.2







INDEPENDENT ACCOUNTANTS' REPORT

To the Board of Directors
Navistar Financial Retail Receivables Corporation:

We have examined management's assertion that Navistar Financial Corporation (the "Company") has complied as of and for the year ended October 31, 2004, with its established minimum servicing standards described in the accompanying Management's Assertion Concerning Compliance dated January 31, 2005, for the servicing of the receivables for the Navistar Financial 2001-A Owner Trust. The Company's management is responsible for compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with its minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with its minimum servicing standards.

Our examination disclosed the following material noncompliance with the Company's minimum servicing standards. The Company was noncompliant with the requirement that custodial bank accounts and related bank clearing accounts are reconciled within 45 days after the cutoff date as specified in item I.1.b in the minimum servicing standards.

In our opinion, except for the noncompliance described in the preceding paragraph, management's assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended October 31, 2004 is fairly stated, in all material respects based on the criteria set forth in Appendix I.



/s/ DELOITTE & TOUCHE LLP
    Deloitte & Touche LLP
    Chicago, IL


January 31, 2005